Exhibit 99.1

Cole Capital®’s Sponsored REITs on Track to Issue Quarterly Financial Reports on Time

FOR IMMEDIATE RELEASE

Phoenix, Arizona, November 4, 2014 - Cole Capital today announced that its accounting and financial reporting team, led by Simon J. Misselbrook, remains on track to issue Quarterly Reports on Forms 10-Q for each of the Cole Capital sponsored REITs on or before November 14, 2014, constituting timely filings in accordance with the rules of the Securities Exchange Act of 1934, as amended. Cole Capital’s financial reporting practices in respect of these filings remain consistent with those of prior periods for each of the sponsored REITs.

About Cole Capital
Cole Capital is the private capital management business of American Realty Capital Properties, Inc. As an industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Built on 35 years of experience and real estate acquisitions of more than $14 billion, Cole Capital’s net lease strategy seeks to collect rent from industry-leading corporations and provide a stream of income to investors through non-listed REITs. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Contact
Michael T. Ezzell, Executive Vice President
Cole Capital®
Ph: (602) 778-6131